Exhibit 99.1
Spirit Airlines Reports August 2016 Traffic

MIRAMAR, Fla., (September 12, 2016) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for August 2016.

Traffic (revenue passenger miles) in August 2016 increased 18.3 percent versus August 2015 on a capacity (available seat miles) increase of 17.1 percent. Load factor for August 2016 was 87.1 percent, an increase of 0.9 percentage points compared to August 2015.
Preliminary Traffic Results

	August 2016	August 2015	Change
Revenue passenger miles (RPMs) (000)	1,937,054	1,637,228	18.3%
Available seat miles (ASMs) (000)	2,224,455	1,899,571	17.1%
Load factor	87.1%	86.2%	0.9 pts
Passenger flight segments	1,963,531	1,648,122	19.1%
Average stage length (miles)	966	979	(1.3)%
Total departures	13,143	11,628	13.0%

	YTD 2016	YTD 2015	Change
Revenue passenger miles (RPMs) (000)	14,548,734	11,817,878	23.1%
Available seat miles (ASMs) (000)	16,844,499	13,735,599	22.6%
Load factor	86.4%	86.0%	0.4 pts
Passenger flight segments	14,583,001	11,833,883	23.2%
Average stage length (miles)	979	981	(0.2)%
Total departures	99,405	84,422	17.7%

Preliminary Systemwide Operational Performance

August 2016
On-Time Performance[1]	72.7%
Completion Factor	98.5%

1Total percentage of flights arriving within 14 minutes of scheduled arrival time.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 400 daily flights to 56 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.
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